EXHIBIT 99.1
Thursday, March 2nd, 2006
ALLIANCE DATA’S EPSILON SIGNS MULTI-YEAR AGREEMENT WITH
CITIBANK, INC. TO PROVIDE LOYALTY MARKETING SERVICES
•	Under terms of the multi-year agreement, Epsilon, a business unit of Alliance Data, will provide Citibank, Inc. (Citi) a comprehensive loyalty solution to support Citi’s points-based customer rewards program, the ThankYou NetworkSM.

•	Epsilon will provide three core services under terms of the agreement, including:
•	The design and build of a licensed loyalty application platform to support the ThankYou Network program (recently completed).

•	Hosting and managing the loyalty platform on behalf of Citi. Also developing, maintaining and hosting the customer interface website for Citi’s redemption network.

•	Performing ongoing platform feature enhancements as the program continues to expand and evolve with the goal of driving increased customer loyalty for Citi.
•	The ThankYou Network allows customers to earn loyalty points across consumer products (including credit card, checking, debit, home equity and mortgage, among others), and utilizing one common reward currency. The ThankYou Network is one of the largest consumer loyalty programs in the United States, and future plans include expanding the program internationally.

•	Currently, the ThankYou Network has several million members in the United States, and Citi estimates significant membership growth over the next five years.

•	Members can redeem accumulated points for rewards such as vacations, CDs, MP3 players, airline tickets, TVs and gift cards from leading retailers.
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